UTGC and the Manor Group to Launch First Swiss Calling Card

NEW YORK, July 27 /PRNewswire/ -- UTG Communications International Inc. (OTC Bulletin Board: UTGC; Frankfurt and Berlin: WKN 912914 (UTG)) announced today that the Company's wholly-owned Swiss subsidiary, Starfon Telecom Services AG, has launched the first postpaid telephone card in Switzerland together with the Manor group, the largest Swiss department store chain with more than 71 outlets. As a result of the introduction of the new calling card, the Company's market share in the Swiss telecommunications market is expected to increase significantly.

"This launch is an important milestone for the Company, whose business previously focussed on small and medium-sized corporate customers," commented Ueli Ernst, Chairman and Chief Executive Officer of UTG Communications International, Inc. "It marks the entry of the Company into the lucrative private client business." The Starfon-Manor calling card services were launched on July 19 in a national mailing campaign to over 500,000 holders of Manor credit cards. Starfon expects to receive up to 50,000 applications for the new calling card services within four weeks. This would make Starfon one of the five largest telecommunications service providers in Switzerland.

      First Swiss Calling Card for Manor Card Holders Enables Swiss to Call at Low Rates

      Under the program, holders of Manor credit cards will be able to use their credit cards as a calling card, the first of its kind in the Swiss market. The Starfon-Manor calling card can be used everywhere in the country for billed calls (postpaid) at up to 65% savings over the competition's prices. In addition, Manor offers its card users the option of installment payments. Telephone calls are billed at Starfon's preselect rates, which are at the low end of the Swiss rate scale compared to those offered by major competitors. Starfon's and Manor's new and innovative calling card enables customers to enjoy the same low rates for calls and fax from home and from the road. At CHF 0.178 ($0.12) per minute between 8:00 a.m. and 5:00 p.m. and CHF0.08 ($0.05) per minute during low-rate periods for national long distance calls, Starfon currently is one of the least expensive telecommunication providers in Switzerland. Starfon's customers are billed for the actual calling time and not in thirty-second intervals as is customary with other Swiss providers. Starfon's rates offer a real savings of up to 45 % over the new rates of Swisscom's, Switzerland's largest telecommunications provider, which became effective on July 1, 1999. The Company believes that it currently offers the lowest average rates for international long-distance calls.

Card Features Offer Multiple Benefits for Customers

The Starfon-Manor calling card also offers customers the benefits from two other Starfon products: Starfon Mobile, a low-cost service for cellular phone users, and Starfon Special, which offers discounted rates to three personal preferred telephone numbers.

In addition to the price advantages, the Company believes that customers will enjoy the additional features offered by the Starfon-Manor calling card, including detailed billing for telephone services on the Manor credit card bills
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and the ability to pay the telephone bill in installments, a novelty in
Switzerland. Starfon does not charge its customers any registration or monthly connection fees and requires no minimum contract period. Starfon has established a call center in Zurich for service inquiries. The service team can handle customer needs in German, French, Italian and English during weekday office hours.

Manor and ATAG debis as Strong Partners of UTG

Invoicing for the new telephone services will be handled by ATAG debis Card Services AG in Bruttisellen, Switzerland, a subsidiary of ATAG debis Informatik AG, a joint-venture of Daimler-Benz Interservices (debis) AG and ATAG Ernst & Young. Swisscom will continue to bill directly for subscription charges, equipment rental fees, if any, calls to service numbers (111, 113, 117, 118, 156, 157, 175, etc.), 059 (border zone) numbers, as well as all local calls (calls within a ten-kilometer radius from the source of the call).

The Manor group includes the Manor, Placette, and Innovazione department store chains in Switzerland, the Fly apartment furnishing chain (formerly Caxa-X), as well as the Athleticum, City-Disc, Jeans&Co and ElectroPlus chain stores. In 1998, the Manor group's annual sales was CHF 2.750 billion and its sales area amounted to 325,778 square meters (an increase of 2.6% over the previous year). The number of employees at the group's 71 department stores increased in 1998 by 132 to 11,579. The Manor credit card can also be used at more than 500 Shell gas stations, and in more than 2,500 hotels throughout Switzerland as well as for

Europcar and Hertz car rentals.

Starfon Telecom Services AG, headquartered in Zurich, is a wholly-owned subsidiary of UTG Communications International, Inc. It was founded in 1996 as one of the first independent telecommunications carriers in Switzerland. Starfon has operated its own network since January 1997 and has offered its services primarily to small and medium-sized businesses. Private customers have been enrolled beginning in the Spring of 1999. Starfon currently has 17,000 customers in Switzerland and together with its partners provides landline services as well as cellular telephony in addition to telephone cards and credit cards. In the Fall of this year, the Company intends to expand into the Internet by setting up an Internet telecom shop, to offer internet providing services and additional e-commerce products.

UTG Communication International Inc. is a European provider of Internet and Telecommunications services, including long distance and prepaid/postpaid phone cards. It has a distribution network throughout Europe. The Company owns and operates switching facilities in various European countries.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Company's control which may cause actual results, performance, achievements of the Company to be materially different from the results, performance of expectations implies by theses forward-looking statements. These factors include, but are not limited to, the limited liquidity and the limited operating history of the Company as well as other risks details in the Company's periodic filings with the Security and Exchange Commission.